Exhibit 99.1

News Release	Beam Inc. 510 Lake Cook Road Deerfield, Illinois 60015-4964 www.beamglobal.com

FOR IMMEDIATE RELEASE

CONTACT
Media Relations	Investor Relations
Clarkson Hine	Tony Diaz
+1-847-444-7515	+1-847-444-7690
Clarkson.Hine@beamglobal.com	Tony.Diaz@beamglobal.com

BEAM ANNOUNCES PRELIMINARY RESULTS OF DEBT TENDER OFFERS

Deerfield, Illinois, June 3, 2013 — Beam Inc. (NYSE: BEAM) today reported preliminary results for its previously announced tender offers for the Notes (as defined below) listed in the table below.

Beam further announced that withdrawal rights with respect to the tender offers expired at 5:00 p.m., New York City time, on May 31, 2013 (the “Withdrawal Deadline”).

As of 5:00 p.m., New York City time, on May 31, 2013 (the “Early Tender Date”), Beam had received tenders of Notes as follows:

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BEAM ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFERS, PAGE 2

Notes	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level (a)		Principal Amount Tendered	% of Principal Amount Outstanding Tendered
6.375% Notes due 2014	349631AP6	$326,414,000	—		$78,091,000	23.92%
8.625% Debentures due 2021	349631AD3 073730AA1	$59,300,000	1	(b)	$2,649,000	4.47%
7.875% Debentures due 2023	349631AE1 073730AB9	$113,792,000	1	(b)	$1,602,000	1.41%
6.625% Debentures due 2028	349631AG6	$200,000,000	2	(b)	$15,679,000	7.84%
5.875% Notes due 2036	349631AN1	$300,000,000	3	(b)	$137,962,000	45.99%

(a)	In addition to the Acceptance Priority Levels set forth in the table, if Beam elects to accept for purchase Notes validly tendered in the offers as of the Early Tender Date on the Early Settlement Date (as defined in the Offer to Purchase), Notes tendered at or before the Early Tender Date will be accepted for purchase on the Early Settlement Date in priority to Notes tendered after the Early Tender Date.
(b)	Acceptance of the 2021-2036 Notes (as defined below) is subject to the 2021-2036 Maximum Amount (as defined below).

Holders who validly tendered and did not validly withdraw their Notes at or before the Early Tender Date, and whose Notes are accepted for purchase by Beam, will be entitled to receive the Total Consideration (as defined in the Offer to Purchase) for such Notes, which will be determined as set forth in Beam’s Offer to Purchase, dated May 17, 2013 (the “Offer to Purchase”), and which includes an Early Tender Payment (as defined in the Offer to Purchase) of $30 per $1,000 principal amount of Notes accepted for purchase. Holders of Notes that are validly tendered after the Early Tender Date and at or before the Expiration Date (as defined below) will not receive the Early Tender Payment.

Beam will accept for purchase any and all validly tendered and not validly withdrawn 6.375% Notes due 2014 (the “2014 Notes”) and up to $175,000,000 (the “2021-2036 Maximum Amount”) of the validly tendered and not validly withdrawn 8.625% Debentures due 2021, 7.875%

BEAM ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFERS, PAGE 3

Debentures due 2023, 6.625% Debentures due 2028 and 5.875% Notes due 2036 (the “2021-2036 Notes” and, together with the 2014 Notes, the “Notes”). To the extent the aggregate principal amount of 2021-2036 Notes validly tendered and not validly withdrawn pursuant to the offers exceeds the 2021-2036 Maximum Amount, Beam will accept such Notes for purchase based on priority level (subject to early settlement on the Early Settlement Date, as described below) and in the manner described in the Offer to Purchase. Additionally, if Beam elects to settle on the Early Settlement Date with respect to Notes tendered at or prior to the Early Tender Date, 2021-2036 Notes tendered at or before the Early Tender Date will be accepted for purchase on the Early Settlement Date in priority to 2021-2036 Notes tendered after the Early Tender Date. Beam currently expects to redeem, following the Expiration Date, all 2014 Notes that are not accepted for purchase in the tender offers in accordance with their terms. The offers are subject to various conditions, including Beam receiving net proceeds from a debt financing transaction (the “Debt Financing Transaction”) sufficient to purchase all Notes validly tendered and accepted for purchase pursuant to the tender offers and to redeem all 2014 Notes not accepted for purchase pursuant to the tender offers, plus all fees and expenses incurred in connection with the tender offers and the redemption of the 2014 Notes.

The tender offers will expire at 11:59 p.m., New York City time, on June 14, 2013, unless extended or terminated earlier (the “Expiration Date”).

BofA Merrill Lynch and Credit Suisse are the Dealer Managers for the offers. D.F. King & Co., Inc. is the Information Agent and Tender Agent for the offers. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated May 17, 2013, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (646) 855-3401 (collect) or Credit Suisse at (800) 820-1653 (toll-free) or (212) 325-2476 (collect). Requests for documents should be directed to D.F. King & Co., Inc. at (800) 769-4414 (toll-free) or (212) 269-5550 (collect).

BEAM ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFERS, PAGE 4

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities the subject of the Debt Financing Transaction.

About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the company’s brands, including Jim Beam Bourbon, Maker’s Mark Bourbon, Sauza Tequila, Pinnacle Vodka, Canadian Club Whisky, Courvoisier Cognac, Teacher’s Scotch Whisky, Skinnygirl Cocktails, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, Laphroaig Scotch Whisky, Kilbeggan Irish Whiskey, Larios Gin, Whisky DYC and DeKuyper Cordials. Beam is focused on delivering superior performance with its unique combination of scale with agility and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,400 passionate associates worldwide generated 2012 sales of $2.5 billion (excluding excise taxes), volume of 38 million 9-liter equivalent cases and some of the industry’s fastest growing innovations.

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those described from time to time in the Company’s filings with the Securities and Exchange Commission.

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